NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. COMPLETES SALE
OF EIGHT UNDEVELOPED TRACTS AT LANTANA

AUSTIN, TX, August 24, 2012 - Stratus Properties Inc. (NASDAQ: STRS) announced completion of the sale of eight of its remaining eleven undeveloped commercial tracts of land at its Lantana development project to a subsidiary of The Lionstone Group, Lincoln Property Company, and Greenfield Partners for $15.8 million in cash on August 20, 2012. The tracts of land sold, which total approximately 154 acres, have entitlements for approximately 1,131,200 square feet of office space.

The net proceeds of approximately $15.3 million from the sale were applied to the outstanding principal balance under the Comerica credit facility. After giving effect to this payment, the outstanding principal balance under the Comerica credit facility is $20.9 million and the availability under the Comerica credit facility is $17 million.

Stratus acquired the Lantana project, which consisted of approximately 738 acres, in January 1994 for an initial purchase price of $4.1 million. Since that initial acquisition, and including the recent sale on August 20, 2012, Stratus has sold properties at Lantana with an aggregate sales price of approximately $100 million and with an aggregate cost of sale of approximately $46.1 million. Those historical sales include the following:

•	In December 1994, 141 acres of undeveloped land with limited entitlements sold for $1.55 million;

•	In December 1994, 4 acres of undeveloped land with limited entitlements sold for $215,000;

•	In August 1995, a 55 acre undeveloped multi-family site sold for $2.3 million;

•	In December 2000, a 36 acre undeveloped multi-family site sold for $5 million;

•	In August 2003, a 144 acre undeveloped single family tract sold for $4.62 million;

•	In March 2006, an 11 acre office tract improved with two office buildings totaling 140,000 square feet sold for $22.3 million;

•	In April 2006, a 59 acre unimproved office tract with entitlements for 1,075,000 square feet of office space sold for $21.25 million;

•	In February 2012, 7500 Rialto Office Park, a 29 acre parcel improved with two office buildings totaling 150,000 square feet sold for $27 million; and

•	In August 2012, 154 acres with entitlements for 1,131,200 square feet of office space sold for $15.8 million.

Stratus' remaining holdings at its Lantana development project consist of three undeveloped commercial tracts of land, totaling approximately 60 acres, which have entitlements for approximately 325,000 square feet of retail space and 230,000 square feet of office space. Of these three retained tracts, one tract with entitlements for 70,000 square feet of office space is under contract; a second tract with entitlements for 325,000 square feet of retail space is being site planned by Stratus for a mixed use development project; and the third tract with entitlements for 160,000 square feet of office space is being held for future development or sale. The final 45 acres of the original project were used for streets, infrastructure and public uses.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, multi-family and residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas area.
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A copy of this release is available on Stratus' website, www.stratusproperties.com.

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